LEASE

2535 Ridgepoint Drive
Building F2
Austin, Texas 78744

Austin TX I SGF, LLC

as Landlord,

and

Energy Exploration Technologies, Inc.

as Tenant

TABLE OF CONTENTS

Page

INDEX

SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following information contained in this Summary of Basic Lease Information (the "Summary"). This Summary is hereby incorporated into and made a part of the attached Lease (this Summary and the Lease to be known collectively as the "Lease"). Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE (References are to the Lease)	DESCRIPTION
1. Date:	October 11, 2022
2. Landlord:	**Austin TX I SGF, LLC**
3. Address of Landlord (Section 29.15):	For notices: c/o Boyd Watterson Asset Management, LLC One North Wacker Drive, Suite 4025 Chicago, Illinois 60606 Attn: Patrick J. McGarry and Boyd Watterson Asset Management 1301 East 9th Street, Suite 2900 Cleveland, Ohio 44114-3179 Attn: Thomas J. Tarantino, Esq. For Rent: Colliers PO Box 13470 Richmond, Virginia 23225 Attn:________________________
4. Tenant:	Energy Exploration Technologies, Inc.
5. Address of Tenant (Section 29.15):	Prior to the Lease Term: 1624 Headway Circle Suite 100 Austin TX, 78735

Attn: Teague Egan

During the Lease Term:

Promontory Point – Building F2

Attn: Teague Egan

6. Building: Promontory Point – Building F2

7. Premises (Article 1): Approximately 36,000 rentable square feet of space located at the Building, known as F2, as set forth on Exhibit A attached hereto.

8. Term (Article 2):

8.1 Lease Term: 92 months.

8.2 Lease Commencement Date: The earlier of (a) substantial completion of the Improvement Work, or (b) Tenant occupying any portion of the Premises for the purpose of conducting business in the ordinary course (but in no event earlier than the Date of this Lease).

8.3 Lease Expiration Date: The last day of the ninety-second (92nd) month following the Lease Commencement Date.

8.4 Renewal Option: 2 renewal terms of 60 months each.

9. Base Rent (Article 3):

Months	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
1—12*	$594,000	$49,500	$16.50
13--24	$613,305	$51,109	$17.04
25--36	$633,237	$52,770	$17.59
37--48	$653,818	$54,485	$18.16
49--60	$675,067	$56,256	$18.75
61--72	$697,006	$58,084	$19.36
73--84	$719,659	$59,972	$19.99
85--92	$743,048	$61,921	$20.64

*Additional Rent and Base Rent in months 1-4 shall be conditionally abated, and only Base Rent shall be conditionally abated in Exhibit D months 5-8 provided that Tenant fulfills all of its monetary obligations under this Lease. If Tenant fails to pay any amount due from Tenant under this Lease beyond any applicable notice, grace or cure period as provided herein, all previously abated Base Rent shall be immediately due and payable by Tenant to Landlord, and any future Base Rent subject to abatement shall be cancelled.

10.	Additional Rent (Article 4):	
	10.2 Tenant's Share:	44.43% (i.e., 36,000 rentable square feet in the Premises / 81,028 rentable square feet in the Building)
	10.3 Estimated Operating Expenses:	$8.69 psf
11.	Use (Article 5):	General office use consistent with a first-class office building only, manufacturing of batteries, and warehouse.
12.	Security Deposit or Letter of Credit (Article 21):	$500,000.00
13.	Brokers (Section 29.22):	Landlord's Broker – Stream Realty Partners – Austin, L.P. Tenant's Broker – Stream Realty Partners – Austin, L.P.
14.	Improvement Work:	After full execution and delivery of this Lease by Landlord and Tenant, Tenant shall cause the work set forth in Exhibit B to be performed in the Premises (collectively, the "Improvement Work"). The existing leasehold improvements, as modified by the Improvement Work, may be referred to herein as the "Tenant Improvements."
15.	Guarantor (Section 29.1):	N/A

16.	Parking:	150 unreserved parking spaces, on a first-come, first served basis.

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the "Summary") attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the "Lease"), dated as of the date set forth in Section 1 of the Summary, is made by and between **Austin TX I SGF, LLC,** a Delaware limited liability company ("Landlord"), and **Energy Exploration Technologies, Inc.**, a Puerto Rico company ("Tenant").

1. BUILDING AND PREMISES Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 7 of the Summary (the "Premises"), which Premises are located in and are a part of that certain building set forth in Section 6 of the Summary (the "Building") The Building, any outside plaza areas, the land (which is improved with landscaping and other improvements), either office building or buildings adjacent to the Building and the land upon which such adjacent office building or buildings are located, and other improvements surrounding the Building which are designated from time to time by Landlord as "Common Areas," as that term is defined below, appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the "Property." Tenant shall have the non-exclusive right to use and enjoy in common with other tenants in the Property those portions of the Property which are provided for use in common by Tenant and any other tenants of the Property (the "Common Areas"). Tenant acknowledges and agrees that the Common Areas of the Building and Property shall at all times be subject to the exclusive management and control of Landlord. Without limiting the generality of the foregoing, Tenant specifically acknowledges and agrees that Landlord may temporarily close or restrict the use of all or any part of the Common Areas in an emergency, or for security or crowd control purposes, to facilitate tenants moving in or out of the Building, or for the purpose of making repairs, alterations or renovations, *provided* that Landlord shall give Tenant prior written notice of any such closure or restriction that (i) is expected to last longer than three (3) business days or (ii) a reasonable person would expect to materially impair, impede, disrupt, delay, restrict or prohibit Tenant's operation of its business on the premises. Landlord agrees not to permanently alter such Common Areas in any manner which would deny reasonable access to the Premises. In the event of any such temporary closure or restriction of use or if changes are made to such common areas by Landlord, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or any diminution or abatement of Rent and such closures, restriction and changes shall not be deemed to be a constructive or actual eviction or a breach of Landlord's covenant for quiet enjoyment. Subject to Landlord's reasonable rules and regulations and access control procedures and the terms of this Lease, Tenant shall have the right of access to the Premises twenty-four (24) hours per day, seven (7) days per week during the "Lease Term," as that term is defined in Article 2 of this Lease. Except as expressly set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty, express or implied, regarding the condition of the Property, Premises or the Building. Except as

expressly set forth in this Lease, Tenant is taking the Property, Premises and Building in their "AS-IS", "WHERE-IS" condition existing on the Commencement Date. Landlord and Tenant agree that the Premises shall be deemed to be the amount of rentable square feet set forth in the Summary. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon the rentable square footage of the Premises. Notwithstanding anything to the contrary set forth herein, Landlord shall perform any necessary replacements of the HVAC units serving the Premises, at its sole cost and expense, within the first twelve (12) months of the Term, except if the replacement was necessitated by Tenant's negligence or willful misconduct.

2. LEASE TERM

2.1 The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the "Lease Term") shall be as set forth in Section 8.1 of the Summary and shall commence on the date (the "Lease Commencement Date") set forth in Section 8.2 of the Summary (subject to the terms of Exhibit B) and shall terminate on the date (the "Lease Expiration Date") set forth in Section 8.3 of the Summary, unless sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates in the form as set forth in Exhibit C, attached hereto, which notice Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Landlord will provide Tenant with access to the Premises and without payment of Rent (but Tenant shall otherwise comply with all other provisions of this Lease during such time, including, without limitation, maintenance and proof of insurance) at such times as reasonably requested by Tenant, specifically including the period which is fifteen (15) days prior to the Lease Commencement Date for the purpose of installation of Tenant's furniture, fixtures and equipment, and IT cabling, provided that: (a) Tenant shall not, and Tenant shall cause its employees, agents, contractors and invitees to not, (i) interfere with, interrupt or damage the Improvement Work, (ii) damage the Property, any persons thereon, or the personal property thereon, or (iii) interfere with the use and enjoyment of the Property by other tenants thereof and their employees and invitees, (b) Tenant shall coordinate in advance and in writing all entries upon the Premises, and (c) Tenant shall, and Tenant shall cause its employees, agents, contractors and invitees to, comply with all of Landlord's rules and regulations governing the activities undertaken by or on behalf of Tenant.

2.3 Subject to the condition precedent that this Lease shall be in effect and Tenant shall not be in default under any provision of this Lease beyond any applicable notice, grace or cure period at the time the Extension Notice (as hereinafter defined) is given, Tenant shall have the option (the "Renewal Option") to renew this Lease for the renewal option period(s) set forth in Section 8.4 of the Summary (the "Renewal Option Period") commencing on the date immediately following the Lease Expiration Date upon the terms and conditions contained in this Lease, except as provided in this Section 2.3. To exercise the Renewal Option, Tenant shall give Landlord notice (the "Extension Notice") of the intent to exercise the Renewal Option not less than six (6) months and no greater than fifteen (15) months prior to the Lease Expiration Date. The Extension Notice shall be given as provided in Section 29.15 of this Lease. In the event Tenant exercises the

Renewal Option, this Lease shall terminate in its entirety at the end of the Renewal Option Period and Tenant shall have no further Renewal Option to renew or extend the Lease Term. In the event Tenant fails to timely exercise the Renewal Option, this Lease shall terminate in its entirety at the Lease Expiration Date and Tenant shall have no further option to renew or extend the Lease Term. The rights contained in this Section 2.3 shall be personal to the original tenant named hereunder (the "Named Tenant") and shall not be transferable to any assignee, sub-lessee or other transferee of Named Tenant's interest in this Lease (other than Permitted Assignees, hereinafter defined) and may only be exercised by the Named Tenant if the Named Tenant occupies the entire Premises at the time of delivery of the Extension Notice and at the commencement of the Option Period.

3. **BASE RENT** Tenant shall pay to Landlord, without notice or demand, at the address set forth for payment of Rent in Section 3 of the Summary, by check or wire for lawful money of the United States of America, base rent ("Base Rent") as set forth in Section 9 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise set forth in this Lease. The Base Rent for the first full month of the Lease Term, which occurs after the expiration of any abated rent period, shall be paid at the time of Tenant's execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month's rental. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Notwithstanding the foregoing, for purposes of Paragraph 9 of the Summary of Basic Lease Information and increases in Base Rent, the 12th month of the Term shall be deemed to expire on the anniversary of the end of the first full calendar month of the Term (and Base Rent for said deemed 12th month shall be increased proportionally for the number of days in said deemed 12th month exceeding 30 at the rate applicable to the prior month), so that scheduled increases in Base Rent shall take place on the first day of a calendar month in all cases.

3.1 Provided Tenant properly and timely exercises the Renewal Option pursuant to Section 2.3 above, the Base Rent applicable to the Renewal Option Period shall be one hundred percent (100%) of the "Fair Market Rental Rate" for space comparable to the Premises (without taking into account any increases in rent or the value of the Building that results from the Improvement Work) as of the commencement of the Renewal Option Period. "Fair Market Rental Rate" shall mean the annual rental being charged for space comparable to the Premises in buildings comparable to the Building located in the general geographic area of the Building, taking into account location and condition. If the parties are unable to agree on the Fair Market Rental Rate within twenty (20) days from the date Tenant exercises the Renewal Option, then the Fair Market Rental Rate shall be determined as set forth below:

3.1.1 Landlord shall give Tenant written notice, of a date not less than fifteen (15) days nor more than thirty (30) days following such notice on which Landlord and Tenant shall exchange written opinions, at the Property manager's office, of the Fair Market Rental Rate of the Premises. Such exchange shall be accomplished by the concurrent delivery by Landlord and Tenant of each party's opinion of Fair Market Rental Rate, which opinion shall be contained in a

sealed envelope. Such envelopes shall be opened, simultaneously, in the presence of a representative of each of the parties.

3.1.2 If, upon exchange of opinions of Fair Market Rental Rate as provided above, the higher of the two opinions of value is not more than five percent (5%) greater than the lower opinion of value, the two values shall be averaged, and the average shall be thereafter conclusively deemed to be the Fair Market Rental Rate of the Premises.

3.1.3 If the higher of the two opinions of value is more than five percent (5%) greater than the lower opinion of value, and the parties have not otherwise reached agreement on the Fair Market Rental Rate of the Premises, the Fair Market Rental Rate shall be determined by the so-called "baseball" arbitration procedure hereinafter set forth.

3.1.4 Landlord and Tenant shall, within ten (10) business days after the exchange of the sealed envelopes containing their respective opinions of Fair Market Rental Rate, agree upon the appointment of an arbitrator who shall: (i) be by profession a licensed commercial real estate broker, (ii) be familiar with the Property, and (iii) have been active (over the three (3) year period ending on the date of such appointment) in the brokering of comparable premises as the Premises in the metropolitan area where the Premises is located. If the parties cannot agree upon such arbitrator, the arbitrator shall be selected in accordance with the Expedited Procedures in the Real Estate Valuation Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall be conducted no more than thirty (30) days after the selection of the arbitrator, in the metropolitan area where the Premises is located, in accordance with those Expedited Procedures. The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's opinion of the Fair Market Rental Rate of the Premises (which shall take into account opinions, if any, proposed in writing subsequent to the aforesaid exchange of sealed envelopes, provided that they are delivered at least two (2) business days prior to the date of the arbitration) is closest to the arbitrator's opinion of the Fair Market Rental Rate of the Premises as above defined. For the avoidance of doubt, the determination by the arbitrator of the base rent shall not grant either Tenant or Landlord to terminate this Lease and the Lease shall remain in full force and effect until the expiration of the Renewal Option Period.

3.1.5 In the event the arbitrator has not determined the Fair Market Rental Rate of the Premises prior to the commencement of the Renewal Option Period, Tenant shall pay as Base Rent, effective as of and subsequent to the commencement of the Renewal Option Period until such time as the Base Rent of the Renewal Option Period is determined, the same Base Rent in effect immediately prior to the commencement of the Renewal Option Period. If such Base Rent is thereafter fixed at a higher amount, such new Base Rent shall take effect retroactive to the commencement of the Renewal Option Period, and Tenant shall pay to Landlord that sum which is accrued and unpaid as a result of such retroactive application, with interest thereon at five percent (5%) per annum, together with the next monthly installment of Base Rent payable by Tenant. The cost of the arbitration shall be paid by Landlord and Tenant equally.

4. ADDITIONAL RENT; OPERATING EXPENSES; TAX EXPENSES.

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent Tenant's Share of the annual Operating Expenses and

Tax Expenses. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (other than the Security Deposit and the Base Rent), shall be hereinafter collectively referred to as the "Additional Rent." The Base Rent and Additional Rent are herein collectively referred to as the "Rent." Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Rent shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and in the event of any such change, Tenant's Share of Operating Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.2 "Operating Expenses" shall mean all reasonable expenses, costs and amounts which Landlord shall pay or incur during any Expense Year because of the ownership, management, maintenance, replacement, repair or operation of the Property, including, without limitation, any amounts paid or incurred for (i) the cost of operating, maintaining, repairing and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and any elevator systems, heating and cooling systems, electrical systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Property and/or the Building; (iv) the cost of landscaping relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property and/or the Building; (v) repair and maintenance of all signage and Common Areas (including, without limitation, all parking areas); (vi) fees, charges and other costs, including all property managers, engineers, and associates engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Building; and Property; (vii) any management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (viii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building; (ix) maintenance and replacement of curbs and walkways, repair and replacement to roofs and re-roofing; (x) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Property; and (xi) the cost of any capital improvements or other costs which are intended as an energy savings and amortized over their respective useful life. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is not fully occupied during all or a

portion of any Expense Year, Tenant shall only be liable for the Tenant's Share of the Operating Expenses that are actually incurred by Landlord during such Expense Year.

The following shall be excluded from the definition of Operating Expenses: (1) Costs for capital replacements, alterations or improvements made to the Property except as amortized over their useful life as reasonably determined by Landlord, with interest at Landlord's market cost of borrowing; (2) Costs of constructing leasehold improvements to rentable areas of the Building, whether for Tenant or any other tenant; (3) Except as set forth in (1) above, interest and any increase in the rate of interest payable by Landlord with respect to any debts secured by a deed of trust or mortgage on the Property and amortization or other payments or charges on loans to Landlord, whether loans secured by a deed of trust, mortgage, or otherwise on the Property; (4) Depreciation of the Property or any improvements except as otherwise provided in this Section; (5) Legal, auditing, consulting and professional fees (other than those legal, auditing, consulting and professional fees necessarily incurred in connection with the normal and routine maintenance and operation of the Property) paid or incurred in connection with negotiations for leases, financings, refinancings, sales, acquisitions, obtaining of permits or approvals, zoning proceedings or actions, environmental permits or actions, lawsuits, or further development of the Property; (6) Income, excess profits or franchise taxes or other such taxes imposed on or measured by the income of Landlord from the operation of the Property (except in lieu of other taxes); taxes on the capital or net worth of Landlord; documentary transfer taxes; inheritance taxes, estate taxes and succession taxes; and interest and penalties for late payment of taxes by Landlord; (7) The cost incurred in performing work or furnishing services for individual tenants which work or services are in excess of work and services required to be provided to Tenant under the Lease; (8) Expenses incurred in leasing or procuring new tenants including advertising and leasing fees, commissions or brokerage commissions of any kind, including without limitation, signing bonuses, moving expenses, assumption of rent under existing leases and other concessions or inducements, marketing expenses and expenses for preparation of leases or renovating space for new tenants and build out allowances; (9) The amount of rent or other charges payable under and pursuant to any ground lease or superior lease pertaining to the land on which the Property is located, and/or the Property; (10) The amount of rent or other charges, whether paid or imputed, for the Property's management office; (11) Wages, costs and salaries associated with home office, off-site employees of Landlord other than professional and maintenance services provided by such employees which would otherwise be provided by outside professionals and employees, but only to the extent such services are included at reasonable market rates and are solely attributable to the Property (or are equitably apportioned if such professionals or employees perform work at other properties and receive their compensation from Landlord with respect to multiple properties); (12) Costs of training Landlord's employees or agents, except with respect to safety and security equipment and procedures; (13) the cost of installing, operating and maintaining any specialty service, such as, but not limited to, an observatory, broadcasting facility, luncheon club, cafeteria, retail store, sundry shop, newsstand, coffee shop, concession, athletic or recreational club, fitness room, or day care center; but excluding from such costs (and therefore including in Operating Expenses) the normal costs attributable to providing Building services, such as, lighting and HVAC specifically for a cafeteria, sundry shop and fitness room to the extent not paid or recouped from a tenant or operator thereof through operating cost reimbursements from that particular tenant or operator ("Special Expenses"); (14) The cost of correcting defects in the Building including noncompliance with governmental codes and laws in effect as of the date of this Lease, and repairs or replacements caused by the gross negligence or willful act(s) of Landlord or its agents, employees or

contractors; (15) Any advertising, promotional or marketing expenses for the Property; (16) Any cost representing an amount paid to any entity related to Landlord which is in excess of the amount which would have been paid on an arm's length basis to an unrelated third party; (17) Payments for rented equipment other than equipment required to perform maintenance and repairs, the cost of which equipment would constitute a capital expenditure if the equipment were purchased except to the extent the capital expenditure could be included under Item (1) above if the equipment had been purchased; (18) Costs incurred due to violation by Landlord or any tenant of the Property of the terms of any lease or condition, covenant or restriction affecting the Property; (19) Costs of repairs, replacements or other work occasioned by the exercise by governmental authorities of the right of eminent domain and covered by condemnation proceeds actually received and retained by Landlord, and any expenses for repair or replacements to the extent covered by warranties or guarantees; (20) Services, costs, items and benefits for which Tenant or any other tenant or occupant of the Property or third person (including insurers) specifically reimburses Landlord (other than as a proportionate share of Operating Expense) or for which Tenant or any other tenant or occupant of the Property pays third persons; (21) Penalties and interest for late payment of, including, without limitation, taxes, insurance, equipment leases and other past due amounts; (22) Contributions to Operating Expense reserves; (23) Contributions to charitable organizations; (24) Costs incurred in removing the property of former tenants or other occupants of the Building; (25) Salaries or other compensation paid to executive employees above the grade of building manager (including, without limitation, profit sharing, bonuses and 401(k) savings plans); (26) Costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Property; (27) The cost of any disputes including, without limitation, legal fees, between Landlord, any employee or agency of Landlord, or any mortgagees or ground lessors of Landlord; (28) Any expenses incurred by Landlord for use of any public portions of the Building for shows, promotions, kiosks, and advertising, beyond the normal expenses attributable to providing Building services, such as lighting and HVAC to such public portions of the Building; (29) Any cost of acquiring objects of art; (30) Costs of acquiring, operating and maintaining motor vehicles; (31) Costs of repairs, replacements, alterations or improvements necessary to make the Property comply with applicable Legal Requirements in effect as of the date of this Lease, such as, without limitation, sprinkler installation or requirements under the Americans with Disabilities Act except as permitted pursuant to Item (1) above; (32) Costs of repairs, replacements, alterations and/or improvements, the need for which arises out of the gross negligence or willful act(s) of Landlord, its employees or agents; and (33) Costs of testing (except for routine water tests), containing, removing or abating or any costs otherwise caused by any hazardous, toxic or biologically undesirable wastes, materials, conditions and/or substances, including, without limitation, asbestos and asbestos containing materials and mold, in, upon or beneath the Building. If any Operating Expenses are incurred because of a new service or insurance product in operating the Building that causes an increase in Operating Expenses for the Building over base year Operating Expenses ("changed expenses"), such changed expenses shall be included as Operating Expenses to the extent of the increase in cost over the reasonably estimated costs that would have been included in the Operating Expense for the Operating Expense base year had the new service or insurance product been in effect during the entire Operating Expenses base year. All Operating Expenses for the Building shall be reduced by the amount (net of collection costs) of any insurance reimbursement, discount or allowance received by Landlord in connection with such costs.

4.2.3 "Tax Expenses" shall have the meaning set forth in Section 4.5.1, below

4.2.4 "Tenant's Share" shall mean the percentage set forth in Section 10.2 of the Summary.

4.3 Allocation of Operating Expenses and Tax Expenses. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses for the Property among different portions or occupants of the Property (the "Cost Pools"), in Landlord's reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Property or of the Property, and any retail space tenants of a building of the Property or of the Property. The Operating Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner; provided, however, Tenant's contribution to any Cost Pools shall be equal to its pro rata share of the specified Operating Expenses in such Cost Pools that are in excess of such Operating Expenses incurred in the Base Year.

4.4 Calculation and Payment of Additional Rent.

4.4.1 Calculation of Excess and Underage. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Operating Expenses and/or Tax Expenses for such Expense Year exceeds Tenant's Share of Operating Expenses and/or Tax Expenses, respectively for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.2, below, and as Additional Rent, an amount equal to the excess (the "Excess"). Tenant shall be entitled to a refund or rebate if the Tenant's Share of Operating Expenses and/or Tax Expenses for such Expense Year is less than Tenant's Share of Operating Expenses and/or Tax Expenses (such difference, the "Rebate"), respectively for the Base Year.

4.4.2 Statement of Actual Operating Expenses and Tax Expenses and Payment by Tenant. Following the end of each Expense Year, Landlord shall give to Tenant a statement (the "Statement") which Statement shall state the actual Operating Expenses and Tax Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess or Rebate. Upon receipt of the Statement for each Expense Year ending during the Lease Term, (i) if an Excess is present, Tenant shall pay, with Tenant's next installment of Base Rent, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.4.3 below if an Excess is present and (ii) if a Rebate is present, Tenant shall deduct, with Tenant's next installment of Base Rent, the full amount of the Excess for such Expense Year from the Base Rent, plus the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.4.3 below. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of the Operating Expenses and Tax Expenses for the Expense Year in which this Lease terminates, if an Excess or Rebate is present, Tenant or Landlord shall, respectively, within thirty (30) days of receipt of a Statement setting forth the Excess or Rebate, pay to the counterparty an amount as calculated pursuant to the provisions of Section 4.4.1 of this Lease. If any Statement reflects that Tenant has overpaid Tenant's Share of Operating Expenses for such Expense Year and Tenant has not yet deducted such overpayment from the next installment of Base Rent, Landlord may, at its option either credit such overpayment toward Tenant's next rent payment(s) under this Lease, or remit to Tenant with such applicable Statement the amount of the overpayment. The provisions of this Section 4.4.2 shall survive the expiration or earlier termination of the Lease Term.

4.4.3 Statement of Estimated Operating Expenses and Tax Expenses. Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which Estimate Statement shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Operating Expenses and Tax Expenses for the then-current Expense Year shall be and the estimated Excess (the "Estimated Excess") as calculated by comparing Tenant's Share of Operating Expenses and Tax Expenses, which shall be based upon the Estimate, to Tenant's Share of Operating Expenses and Tax Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4.4 Contest of Operating Expenses and Tax Expenses. The information set out in statements, documents or other writings setting out the amount of Operating Expenses and Tax Expenses submitted to the Tenant under or pursuant to this Lease shall be binding on the Tenant and deemed to be accepted by it and shall not be subject to amendment for any reason unless the Tenant gives written notice described below. In the event Tenant disputes the amount of Operating Expenses and Tax Expenses set forth in the Statement for the particular Expense Year or portion thereof delivered by Landlord to Tenant pursuant to Section 4.4.2 above, Tenant shall have the right, at Tenant's cost, after reasonable notice to Landlord and the execution and delivery to Landlord of a confidentiality and non-disclosure agreement by Tenant and applicable Tenant's representatives and/or accountants, to have Tenant's authorized employees or accountants examine and inspect, at Landlord's office during normal business hours, Landlord's books, records and supporting documents concerning Operating Expenses and Tax Expenses set forth in such Statement; provided, however, Tenant shall have no right to conduct such inspection, have an audit performed by the Accountant as described below, or object to or otherwise dispute the amount of the Operating Expenses and Tax Expenses set forth in any such Statement, unless Tenant notifies Landlord of such objection and dispute, completes such inspection, and has the Accountant commence and complete such audit within one hundred and twenty (120) days immediately following Landlord's delivery of the particular Statement in question (the "Review Period"); provided, further, that notwithstanding any such timely objection, dispute, inspection, and/or audit, and as a condition precedent to Tenant's exercise of its right of objection, dispute, inspection and/or audit as set forth in this Section 4.4.4, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Section 4 in accordance with such Statement; provided, further, that Tenant shall have no right to audit the amount of the Operating Expenses and Tax Expenses for any Expense Year if more than one hundred and twenty (120) days have passed from the date that Landlord provided the Statement for said Expense Year. However, such payment may be made under protest pending the outcome of any audit which may be performed by the Accountant as described below. In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule, in an

expeditious manner and without undue interference with Landlord's operations. If after such inspection and/or request for documentation, Tenant still disputes the amount of the Operating Expenses and Tax Expenses set forth in the Statement, Tenant shall have the right, within the Review Period, to cause an independent certified public accountant which (i) is not paid on a contingency basis; (ii) has not performed services on behalf of either party during the preceding five (5) year period, and (iii) is mutually approved by Landlord and Tenant, which approval shall not be unreasonably withheld, conditioned or delayed (the "Accountant"), to complete an audit of Landlord's books and records to determine the proper amount of the Operating Expenses and Tax Expenses incurred and amounts payable by Tenant for the Expense Year or portion thereof which is the subject of such Statement. Such audit by the Accountant shall be final and binding upon Landlord and Tenant. If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be an independent certified public accounting firm which (A) is not paid on a contingency basis, (B) has not performed services on behalf of either party during the preceding five (5) year period, and (C) is either one of the "Big 3" accounting firms as selected by Tenant (which selection shall be binding upon Landlord) or a nationally recognized accounting firm as selected by Tenant and reasonably approved by Landlord. If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such overcharge; provided, however, in the event any such reimbursement is not paid by Landlord to Tenant within such 30-day period and such failure shall continue for an additional ten (10) days after written notice of such failure is delivered to Landlord by Tenant, then Tenant may offset the amount of such reimbursement against Rent next coming due until such reimbursement has been recovered in full. If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. Tenant agrees to pay the cost of such audit by the Accountant unless it is subsequently determined that Landlord's original statement which was the subject of such by audit was in error to Tenant's disadvantage by ten percent (10%) or more, in which case Landlord shall reimburse Tenant for the reasonable third party costs of such audit. The payment by Tenant of any amounts pursuant to this Section 4 shall not preclude Tenant from questioning the correctness of any Statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto, conduct and complete its inspection and have the Accountant conduct and complete the audit as described above prior to the expiration of the Review Period shall be conclusively deemed Tenant's approval of the Statement in question and the amount of the Operating Expenses and Tax Expenses shown thereon. In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 4.4.4, Tenant agrees to keep, and to cause all of Tenant's employees and consultants and the Accountant to keep, all of Landlord's books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential, except (1) to carry out the purposes of this Lease, (2) for disclosure to the Tenant's consultants assisting in such audit or inspection, (3) as otherwise required by any applicable laws or ordinances or any governmental or quasi-governmental authority, including any regulatory authorities having jurisdiction over the Tenant, or (4) as required in any bona fide judicial proceeding or the equivalent thereof. In connection with the foregoing, Tenant shall execute and shall cause such employees, consultants and the Accountant to execute such reasonable confidentiality agreements as Landlord may require prior to conducting any such inspections and/or audits.

4.5 Taxes.

4.5.1 Tax Expenses. Tenant shall pay as Additional Rent, in accordance with Sections 4.3 and 4.4, above, Tenant's Share of the annual Tax Expenses, which are in excess of Tax Expenses incurred in the Base Year. "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, special assessment district payments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building; or payments in lieu of any of the foregoing), which Landlord shall pay because of or in connection with the ownership, leasing and operation of the Property or Landlord's interest therein. Tax Expenses shall include, without limitation: (i) any tax on Landlord's rent, right to rent or other income from the Property or as against Landlord's business of leasing any of the Property; (ii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iii) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.5.2 Taxes and Other Charges for Which Tenant Is Directly Responsible. In addition to Tenant's Share of Tax Expenses that Tenant shall pay to Landlord as set forth in Section 4.5.1, above, Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

(a) Said taxes are (i) not classified as property taxes and (ii) measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord; or

(b) Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Property.

5. USE OF PREMISES Tenant shall use the premises only for the purpose as set forth in Section 11 of the Summary (the "Permitted Use") subject to all zoning laws and ordinances, and for no other use or purpose, unless first approved in writing by Landlord, which approval Landlord may withhold in its sole discretion. Tenant agrees that it shall not use, or permit

any person to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, or the State in which the Premises is located, or the ordinances, regulations or requirements of any local, municipal or county governing body or other lawful authorities having jurisdiction over the Property. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Property. As set forth in Section 29.26, except for Tenant's Authorized Hazardous Materials, Tenant shall not use or allow another person or entity to use any part of the Premises or the Building for the storage, use, disposal, treatment, manufacture or sale of Hazardous Materials. Tenant shall not treat or dispose onsite any Hazardous Materials, including but not limited to Authorized Hazardous Materials on, at or under the Premises or Building. Tenant represents and warrants to Landlord that Tenant's use of the Premises shall comply with all applicable zoning ordinances and regulations. Tenant shall not do or permit to be done in or about the Property anything which is contrary to law, zoning regulations, recorded restrictions, applicable local rules and regulations.

6. SERVICES AND UTILITIES

6.1 Utilities and Janitorial Services. Commencing upon the tender of possession of the Premises to Tenant, Tenant will at its own cost and expense pay for all janitorial services, water, sanitary sewer, gas, electricity, and other utilities in the Premises and will save and hold Landlord harmless from any charge or liability for same. Such payments shall be made directly to the supplier of any utility separately metered (or submetered) or provider of services to the Premises and on such equitable basis as may be determined by Landlord with respect to any such utilities which are metered to Tenant in common with other occupants of the Property.

6.2 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after best effort to do so, by any accident or casualty whatsoever or by act or default of Tenant; and such failures or delays or diminution shall not be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying rent or performing any of its obligations under this Lease, unless such failure, delay or diminution is a result of Landlord's action or failure to act. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any services or utilities, unless such failure is a result of Landlord's gross negligence or willful misconduct.

7. REPAIRS Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, equipment, window coverings, and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant's own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures, systems and appurtenances;

provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for any reasonable overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Following reasonable notice from Landlord (except in the case of emergency) Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant waives its right to make repairs at Landlord's expense unless Tenant has provided Landlord with thirty (30) days' written notice, and Landlord has not commenced the repair. Tenant shall be responsible for paying for repairs and/or replacements of any portions of the Property which are damaged by water or any other thing coming from the Premises, including in respect of mold treatment and removal.

8. ADDITIONS AND ALTERATIONS

8.1 Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the "Alterations"), other than the Improvement Work, without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises but not after work on the Alterations or repairs have begun, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen selected by Landlord. All work with respect to any Alterations must be done in a good and workmanlike manner in compliance with all applicable laws and with Landlord's construction rules and regulations, and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building" as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall include the structural portions of the Building, and the public restrooms and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the Common Areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. In the event that Tenant makes any Alterations, Tenant agrees to carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition,

Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion, or its equivalent, to be recorded in the office of the county recorder of the county in which the Premises is located in accordance with any applicable laws, statutes and ordinances, and Tenant shall deliver to the Building management office a reproducible copy of the "as built" drawings of the Alterations.

8.3 Payment for Improvements. In the event Tenant orders any Alteration or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord's option. Upon completion of such work, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials. Whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (such percentage , which shall vary depending upon whether or not Tenant orders the work directly from Landlord to be established on a uniform basis for the Building) sufficient to compensate Landlord for overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work.

8.4 Landlord's Property. All Alterations, improvements, fixtures and/or permanently affixed equipment (other than Tenant's trade fixtures) which may be installed or placed in or about the Premises by Tenant, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the commencement of installing any Alterations, improvements, fixtures or permanently affixed equipment, require Tenant at Tenant's expense to remove such Alterations and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any Alterations, improvements, fixtures and/or equipment in, on or about the Premises.

9. COVENANT AGAINST LIENS Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed within thirty (30) days of the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to

release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

10. INSURANCE

10.1 Indemnification and Waiver. To the extent not prohibited by law, Landlord, its members, partners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising (i) from any cause in, on or about the Premises, and (ii) from any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord.

10.2 Tenant's Compliance with Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant's Insurance. Tenant shall maintain Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than $1,000,000.00 for each occurrence and $2,000,000.00 annual aggregate and a $5,000,000.00 excess liability policy. In addition, Tenant shall carry Physical all existing and/or future tenant improvements, alterations and additions to the Premises, including Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises installed by, for or at the expense of Tenant, and (ii) all existing and/or future improvements, alterations and additions to the Premises. Such insurance shall be written on an "all risks" of physical or damage basis, on a full replacement cost basis and shall include vandalism and malicious mischief endorsement and sprinkler leakage coverage. Tenant's Commercial General Liability Insurance shall include coverage for any Release of Authorized Hazardous Materials and/or Hazardous Materials at the Premises and shall name Landlord as an additional insured. If Tenant's Commercial General Liability Insurance includes a pollution exclusion that does not provide coverage for a Release of Authorized Hazardous Materials and/or Hazardous Materials, then Tenant shall procure Pollution Liability Insurance with a limit of liability no less than $1,000,000.00 for each occurrence and $2,000,000.00 annual aggregate and a $1,000,000.00 excess liability policy that names Landlord as an additional insured.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VIII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State where the Premises is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant agree to use reasonable efforts to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord from time to time, and/or by Landlord's lender from time to time.

10.7 Exemption from Liability. Unless arising from and/or caused by the gross negligence or willful misconduct of Landlord, Landlord shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant's employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lightening fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not.

11. DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. If the Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other

casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the base, shell and core of the Premises and such Common Areas. Such restoration shall be to substantially the same condition of the base, shell and core of the Premises and Common Areas as of the Lease Commencement Date, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and if such damage is not the result of the willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause and one or more of the following conditions is additionally present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of discovery of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies. In addition, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after the date of such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Property, and any statute or regulation of the state in which the Building is located with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Property.

12. NONWAIVER No waiver of any provision of this Lease shall be implied by (i) any failure of either party to insist in any instance on the strict keeping, observance or performance of any covenant or agreement contained in this Lease or exercise any election contained in this Lease, or (ii) any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by either party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

13. CONDEMNATION If the whole or any part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. The provisions of this Lease, including this Article 13, constitute an express agreement between Landlord and Tenant with respect to any taking, eminent domain, condemnation or instrument in lieu of the same regarding all or any part of the Premises, the Building or any other portion of the Property, and any statute or regulation of the state in which the Building is located with respect to any rights or obligations concerning the same in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any taking, eminent domain, condemnation or instrument in lieu of the same regarding all or any part of the Premises, the Building or any other portion of the Property.

14. ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, assign, mortgage, pledge, encumber or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, or sublet the Premises or any part thereof (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes

referred to as a "Transferee"). To request Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and such other information as Landlord may reasonably require, and (v) any proposed sublease document, if applicable, which sublease document shall contain language stating that in the event Landlord and Tenant terminate this Lease for any reason or for no reason, such subtenant acknowledges and agrees that the sublease shall automatically terminate and be of no further force or effect. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. In the event that consent is granted by Landlord, (i) Tenant shall pay Landlord's review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord and (ii) Tenant shall be entitled to retain 100% of any revenue and profit stemming from such Transfer.

14.2 Landlord's Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building, or would be a significantly less prestigious occupant of the Building than Tenant;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested, or the Transferee has a tangible net worth less than the greater of the tangible net worth of the Tenant (a) upon the Commencement Date, or (b) at the time of the requested Transfer;

14.2.5 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease;

14.2.6 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

1.1.1 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease. Notwithstanding Landlord's consent to any sublease pursuant to this Article 14, in the event Landlord and Tenant elect to terminate this Lease for any reason or for no reason, any such sublease shall automatically terminate and be of no further force or effect.

14.3 [INTENTIONALLY DELETED.]

14.4 [INTENTIONALLY DELETED.]

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer or chief accounting officer delegated with such authority, (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease, and (vi) such assignment or sublease shall expressly provide that Tenant and assignee or subtenant are jointly and severally liable for the payment of all sums due under this Lease and the performance and observance of all the agreements, covenants, conditions and provisions to be performed and observed by Tenant under this Lease as and when performance and observance are due and that Landlord shall have the right to enforce such agreements, covenants, conditions and provisions directly against Tenant and the proposed Transferee, and each of them. Tenant shall have the duty and responsibility to take such actions to ensure that such proposed Transferee fully complies with all of the terms and provisions of this Lease. Landlord or its authorized representatives shall have the right at all reasonable times, but no more often than twice in any twelve-month period, to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.

14.6 Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by

operation of law, of twenty-five percent (25%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the unencumbered assets of Tenant within a twelve (12) month period, but in all cases, excluding by operation of an initial public offering or other similar offering/sale which results in the listing of Tenant's securities or common stock on a public register.

14.7 Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, (1) this Lease may be assigned to any Successor of Tenant (or any Successor of the then-current Successor Tenant) or (2) all or any portion of the Premises may be sublet, in fact or by operation of law, by Tenant to an Affiliate of Tenant (or to any Affiliate of the then-current Successor Tenant) without the consent of Landlord and without being subject to the provisions of Sections 14.1, 14.3 and 14.4; provided, however, no assignment or sublease shall violate any restriction in favor of any other tenant or occupant of the Building. An "Affiliate" means, as to any designated person or entity, any other person or entity which controls, is controlled by or is under common control with, such designated person or entity. A "Successor" means any other entity which acquires in a single transaction or in a series of related transactions (by merger, consolidation, transfer of assets, conversion or otherwise) this Lease and all or substantially all of the assets of Tenant, assumes by written instrument all of Tenant's liabilities hereunder, and has, immediately after the assignment, a tangible net worth not less than the greater of (a) the tangible net worth of Tenant as of the date of this Lease, or (b) the tangible net worth of Tenant immediately prior to the assignment. "Control", as used in this Section 14.7, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, or ownership of any sort, whether through the ownership of voting interests, by contract or otherwise.

15. OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.

15.2 Removal of Tenant Property by Tenant. Upon the expiration or earlier termination of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or

Tenant, reasonable wear and tear excepted, with all HVAC units, in good working order and condition. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all material damage to the Premises and Building, other than what is toe be expected from normal wear and tear, resulting from such removal.

15.3 Tenant Certifications Regarding Hazardous Materials. Within ninety (90) days prior to the expiration of the Term, but not later than fifteen (15) days prior to the expiration of the Term, Tenant shall certify to Landlord in writing that, to the best of its knowledge, (i) all Authorized Hazardous Materials and/or Hazardous Materials introduced to the Premises by Tenant or Tenant's Representatives have been removed, and (ii) no such Authorized Hazardous Materials and/or Hazardous Materials exist on, under or about the Premises other than as specifically identified to Landlord by Tenant in writing. If Landlord reasonably believes that such certification is inaccurate, or if an environmental report is required by Environmental Law, Landlord shall give notice to Tenant within thirty (30) days after receipt of Tenant's certification that Landlord, at Landlord's sole cost and expense, shall have the Premises thoroughly inspected by an Environmental Consultant for purposes of determining whether the Tenant has removed all Authorized Hazardous Materials and/or Hazardous Materials introduced to the Premises by Tenant or Tenant's Representatives, provided, however, in the event that such Environmental Consultant determines that Tenant violated any Environmental Law and remediation of either Authorized Hazardous Materials and/or Hazardous Materials introduced by Tenant is required, then Tenant shall reimburse Landlord for the cost and expense of such Environmental Consultant's services within fifteen (15) days after receipt of demand from Landlord. Landlord's failure to request an environmental inspection report shall in no way alter, abridge or limit Tenant's indemnity obligation hereunder in Section 29.25.7. In the event that the Environmental Consultant's report discloses the existence of any Authorized Hazardous Materials and/or Hazardous Materials in violation of this Lease and/or in violation of Environmental Laws, Tenant shall perform such actions as necessary to comply with the Lease and/or Environmental Laws immediately and deliver the Premises with the conditions specified in the report properly addressed to the full reasonable satisfaction of Landlord. In the event the conditions specified in the report require Tenant to perform actions which cannot be completed prior to the expiration of the Term and prevent Landlord from leasing the Premises, Tenant shall be obligated to pay Landlord the greater of (i) the fair market rental value of the Premises, or (ii) the rent hereunder, as adjusted, for each day delivery of the Premises in the required condition to Landlord is delayed beyond the expiration of the Term.

16. HOLDING OVER If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by

Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees), damages (including, without limitation, consequential damages) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

17. ESTOPPEL CERTIFICATES/FINANCIAL STATEMENTS Tenant shall, at any time and from time to time, upon not less than ten (10) days' prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing (the "Estoppel Certificate") certifying the following information (but not limited to the following information in the event further information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant's Security Deposit, if any; and (iv) that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property. Tenant will, within ten (10) days after notice by Landlord, deliver to Landlord and/or any lender(s) a reviewed financial statement for the prior three (3) completed years for Tenant, together with an unaudited financial statement certified by an officer of Tenant to be accurate and complete for the then-current year-to-date (and the same for any subtenant, which are in Tenant's possession and/or reasonable control).

18. SUBORDINATION This Lease is subject and subordinate to all present and future ground or underlying leases of the Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.

19. DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due;

19.1.2 Any failure by Tenant to respond to Landlord's request under Article 17 or 18 within the time permitted therein for such response; or

19.1.3 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under any applicable law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.4 Abandonment, vacation or surrender of the Premises by Tenant.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment directly caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The amount recoverable by Landlord pursuant to subsection (iv) above shall include, but is not limited to, reasonable costs and expenses incurred

by Landlord in maintaining or preserving the Premises after such default, preparing the Premises for reletting to a new tenant, accomplishing any reasonable repairs or alterations to the Premises for the purpose of such reletting, rectifying any damage thereto occasioned by the act or omission of Tenant, and any other costs reasonably necessary or appropriate to relet the Premises.

19.2.2 Enter upon and take custodial possession of the premises by changing the locks if necessary, lock out or remove Tenant and any other person occupying the premises and alter the locks and other security devices at the Premises, all without Landlord being deemed guilty of trespass or becoming liable for any resulting loss and without causing a termination or forfeiture of this Lease or of the Tenant's obligation to pay rent.

19.2.3 In the event Landlord enters and takes possession of the Premises without causing a termination of this Lease, Landlord will have the right to re-let the Premises for Tenant, in the name of Tenant or Landlord or otherwise, on such terms as Landlord deems advisable and Tenant hereby appoints Landlord its attorney-in-fact for such purposes. Landlord will not be required to incur any expense to re-let the Premises. Any such re-let shall not reduce Tenant's liability for monthly rentals and other charges due under this Lease or for damages. Landlord may re-let the Premise even when other comparable rental space in the Building is available. Without causing a termination or forfeiture of this Lease after an event of default by Tenant, Landlord may: (i) re-let the premises for a term or terms that expire at the same time as, earlier than, or subsequent to. the expiration of the Term; (ii) remodel or change the use and character of the Premises; (iii) grant rent concessions in re-letting the Premises, if necessary in Landlord's reasonable judgment, without reducing Tenant's obligation for rental specified in this Lease; and (iv) re-let all or any portion of the Premises as a part of a larger area. If Landlord re-lets the Premises in the name of Tenant, Landlord may retain the excess, if any, of the rent earned from re-letting the premises over the rentals specified in this Lease. Tenant hereby consents to the exercise by Landlord of any and all self-help remedies available at law or in equity, or both. If Landlord re-enters the Premises, such re-entry shall not be deemed a trespass or a termination of this Lease, and Landlord shall have no liability to Tenant or any third party from such reentry.

19.2.4 All rights or remedies herein conferred upon Landlord are in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity, or both, or by statute. Failure of Landlord to insist upon the strict performance of the provisions in this Lease shall not be a waiver thereof for the future. A receipt by Landlord of any Rent with knowledge of the breach of any provision in this Lease shall not be a waiver of such breach. No waiver by Landlord of any provision of this Lease shall be deemed to have been made, unless expressed in writing by Landlord. In addition to the other remedies provided in this Lease, Landlord is entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease and to any other remedy allowed to Landlord at law or in equity, or both.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount

at the discount rate of the Federal Reserve Bank nearest the Premises at the time of award plus one percent (1%).

19.3 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, in the event of a Default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.5 Landlord's Default. Landlord shall be deemed in default hereunder only if Landlord shall have violated, neglected, or failed to observe, keep or perform any covenant or agreement under this Lease on its part required to be performed for more than fifteen (15) days after Tenant shall have given Landlord written notice of such alleged default specifying such default with particularity, unless such default cannot reasonably be cured within such time period, in which case, Landlord will be deemed in default only if Landlord shall have failed to commence curing the default within the fifteen (15) day period or, after commencing such cure, Landlord will have failed diligently to pursue the same to completion. Under no circumstances shall Landlord be deemed in default under this Lease, or to have incurred any liability to Tenant hereunder, whatsoever, in the absence of (and/or pending) such prior written notice to Landlord. Failure on the part of Tenant to provide notice of default to Landlord shall not be deemed a waiver of such default. Tenant acknowledges that it has no right to offset, deduct or setoff from any or all of the Rent, and Tenant agrees that its exclusive remedy for any default by Landlord hereunder shall be either an action for damages or specific performance, and that it shall not have the right to terminate this Lease, unless Landlord's default is of a nature such that it renders the Premises materially uninhabitable or unusable or hinders, delays, impairs, restricts or prohibits the day-to-day operation of Tenant's business. In addition, and should Landlord fail to observe or perform any of its covenants or agreements contained in this Lease, before taking any action asserting the right to terminate this Lease (whether or not Tenant actually has such a right under this Lease), Landlord will give written notice to all lender(s) under instruments recorded against Landlord's interest in the Premises or any part thereof (the names and addresses of whom Landlord has given Tenant prior written notice), setting forth the nature of Landlord's default. Such lender(s) shall have a reasonable period of time to cure the default and perform any act, which may be necessary to prevent the forfeiture of this Lease. All payments made, and all acts performed by such lender(s) in order to cure, shall be effected to prevent a forfeiture of the rights of Landlord under this Lease

and a termination of this Lease, as if the payments and acts were performed by Landlord instead of by the lender(s). If the lender(s) cannot reasonably take the action required to cure Landlord's default without terminating or foreclosing Landlord's interest and acquiring possession of the Premises, the time within which the default must be cured to avoid a termination or forfeiture of this Lease shall be extended to include the period of time reasonably required for such lender(s) to obtain possession and to effect a cure with due diligence; provided, such lender(s) give Tenant a written undertaking to cure the default. In the absence of the Lender(s)' express written agreement, such an undertaking by the lender(s) shall not be considered an assumption by the lender(s) of Tenant's other obligations under this Lease, and Tenant shall remain solely liable for the performance of all terms, covenants and conditions of this Lease, both prior and subsequent to the lender(s)' exercise of any right to cure or related remedy. A lender(s)' exercise of any right to cure or related remedy shall not, in any way, constitute a cure or waiver of a breach or default under any ground lease, note, mortgage, deed of trust, or any other instrument given as security. It is the intention of the parties hereto that the terms of this Lease govern the respective obligations of the parties for the maintenance and repair of the Premises and Property.

20. FORCE MAJEURE Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, epidemic or pandemic disease, governmental actions or regulations, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

21. SECURITY DEPOSIT Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 12 of the Summary. In lieu of a cash security deposit, Tenant may at Tenant's option, and concurrent with Tenant's execution of this Lease, deliver to Landlord an irrevocable letter of credit in the amount set forth in Section 12 of the Summary, issued by a federal insured banking or lending institution, and established in Landlord's favor (the "Letter of Credit"). The Letter of Credit shall provide for partial draws. The Security Deposit or Letter of Credit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term; provided however that one-half (1/2) of the amount of the Security Deposit shall be refunded (or burn off, in the case of a Letter of Credit) to Tenant upon the end of the thirty-sixth (36th) month of the Base Rent and Additional Rent payments provided that Tenant is in good standing with Landlord. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit or Letter of Credit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit or Letter of Credit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit

or Letter of Credit to its original amount, and Tenant's failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within forty-five (45) days following the expiration of the Lease Term. Landlord shall have no obligation to segregate the Security Deposit from its general funds and Tenant shall not be entitled to any interest on the Security Deposit. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Article 21, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease.

22. INTENTIONALLY DELETEDSIGNS

23.1 In General. Tenant shall be entitled, at its sole cost and expense, to identification signage outside of Tenant's Premises on the floor on which Tenant's Premises are located. The location, quality, design, style, lighting and size of such signage shall be (i) submitted to Landlord for approval prior to installation or (ii) consistent with the Landlord's Building standard signage program and shall be subject to Landlord's prior written approval, in its sole discretion.

23.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the Common Areas of the Building or the Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion.

23.3 Building Directory. An electronic building directory will be located in the lobby of the Building. Landlord agrees to provide Tenant, at Landlord's cost and expense, one (1) line with Tenant's name in such directory.

23.4 Monument Signage. Subject to compliance with Landlord's signage criteria, Tenant shall be permitted to produce a sign for the monument signage at the Property at Tenant's cost, which Landlord will affix to the monument sign for the Building. Tenant will provide replacement signs at Tenant's upon request by Landlord, if Tenant's signs become damaged, worn, faded or otherwise unsightly in Landlord's opinion. All of Landlord's costs and expenses relating to the monument sign are Operating Expenses.

24. COMPLIANCE WITH LAW Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures relating to the Premises (including, without limitation, the Americans With Disabilities Act, as amended, and any other state and/or local laws relating to access), except for structural changes that are required other than as a result of Tenant's specific use or alterations to the Premises. Should any standard or regulation now or hereafter be imposed on Landlord or

Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards, or access, for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

25. LATE CHARGES If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within ten (10) days after said amount is due, or if any check delivered to Landlord by Tenant shall be returned for insufficient funds, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys' fees actually, reasonably incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. In addition to the late charge, in the event any check is returned for insufficient funds, Tenant shall pay to Landlord, as additional rent, the sum of $25.00. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid when due shall thereafter bear interest until paid at a rate equal to five percent (5%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law. In the event that more than one (1) check of Tenant is returned for insufficient funds in any twelve (12) month period, Landlord shall have the right to require that any or all subsequent payments by Tenant to Landlord be in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, notwithstanding any prior practice of accepting payments in any different form.

26. LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without

limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.][15]

27. ENTRY BY LANDLORD Landlord reserves the right at all reasonable times and upon reasonable notice to the Tenant, but in no event, less than two (2) calendar days, to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

28. TENANT PARKING Tenant shall be entitled to the number of parking spaces in the parking lot or structure identified in Section 16 of the Summary, at the rates and otherwise on the terms set forth in a separate parking agreement, unless specified to the contrary in the Summary. All parking rates are subject to change by Landlord/Operator from time to time with prior written notice. The parking of automobiles shall be subject to the regulations of Landlord, which may be changed from time to time by Landlord/Operator ("Parking Rules"). All vehicles (including, without limitation, bicycles) shall be parked in the garage or other areas, as designated by Landlord from time to time. No vehicles (including, without limitation, bicycles) shall be stored in the Premises, *provided* that Tenant may store, from time to time, up to ten (10) shipping containers or other similar containers no greater than 40-feet in length, in certain parking spaces near the dock doors of the Premises, in compliance with all applicable Laws. In no event shall Tenant block any ingress, egress, or fire lane access to the Building. Except to the extent Landlord suffers a property damage loss which is actually covered by insurance proceeds paid by insurance policies carried by Landlord pursuant to the Lease, Tenant agrees to indemnify Landlord against all liability, claims, damages and expenses due to or arising out of any act, omission or neglect by Tenant, or its agent, employee, invitee on or about the parking facilities named above or due to or arising out of any breach by Tenant of the provisions of this Lease or of the Parking Rules. It is acknowledged that the parking cards or keys (if any) are the property of Landlord and are to be returned upon expiration or earlier termination of this License. Inoperative cards or keys will be replaced at no charge, but lost cards or keys will be replaced at a cost established by Landlord from time to time. Landlord may close some or all parking areas for maintenance, repair and/or replacement, and so long as Landlord provides alternative parking spaces in another reasonably

[1] **Note to Tenant:** Please provide drawings and construction schedule for Landlord's review.

convenient location, parking rent shall not be abated. Parking rent is a component of Additional Rent and Rent.

29. MISCELLANEOUS PROVISIONS

29.1 Tenant Allowance for Tenant Improvement Work. Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Allowance") in the amount set forth on and subject to the provisions of Exhibit B. Tenant shall provide notice to Landlord of its election to use the Tenant Allowance within twelve (12) months from the date of this Lease. Tenant hereby acknowledges and agrees that in the event Tenant fails to provide notice to Landlord as required pursuant to the immediately preceding provision, (i) the Tenant Allowance shall revert to Landlord and Tenant shall have no further right thereto, and (ii) Landlord shall have no obligation disburse the Tenant Allowance or otherwise be obligated to perform or pay for any improvement work or services related to the improvement of the Premises.

29.2 Outdoor Storage. Tenant shall be permitted to add an outdoor storage area comparable to other buildings in the Project, subject to applicable laws and regulations, [and to store one or more forty (40) foot shipping containers or other similar containers in certain parking spaces that are reasonably situated near or directly in front of the Premises such that a reasonable person would deem such spaces to be occupied by Tenant for Tenant's benefit].

29.3 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.4 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.5 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

29.6 Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer. The liability of Landlord (and any transferee of Landlord) shall be limited to the interest of Landlord (or such transferee) in the Property and Building and such Landlord and transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.7 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.

29.14 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

29.15 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.16 Notices. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, delivered by a nationally recognized overnight courier, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 29.15, the date the overnight courier delivery is made, or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.

29.17 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, and neither Landlord, nor any of Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Notwithstanding any contrary provision herein, Landlord, and Landlord Parties shall not be liable under any circumstances for consequential, punitive or speculative damages, including but not limited to, injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.18 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.19 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.20 Attorneys' Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees and costs and court costs as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

29.21 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State where the Premises is located.

29.22 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.23 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the "Brokers"). Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers. Landlord shall pay a commission to Tenant's Broker pursuant to a separate written agreement between Landlord and Tenant's Broker.

29.24 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.25 Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord's sole discretion, desire. Tenant may not

use Landlord, Landlord's parent entity, nor any entity affiliated with Landlord in any advertising or other publicity, and such entities shall be kept strictly confidential.

29.26 Hazardous Material.

29.26.1 Definitions. As used in the Lease, the following terms shall have the meanings set forth below:

a) "**Authorized Hazardous Material**" means those Hazardous Materials which are identified in Exhibit E.

b) "**Hazardous Material**" means any substance, whether solid, liquid or gaseous in nature:

i. the presence of which requires investigation or remediation under any Environmental Laws; or

ii. which is or becomes defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any Environmental Laws; or

iii. which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous or is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Texas or any political subdivision thereof; or

iv. the presence of which on the Premises causes or is likely to cause a material disruption of business or other similar restriction upon the Premises or Building or to adjacent properties or poses or is likely to pose a hazard to the health or safety of persons on or about the Premises or Building; or

v. the presence of which on adjacent properties could constitute a trespass by Tenant; or

vi. without limitation which contains gasoline, diesel fuel or other petroleum hydrocarbons; or

vii. without limitation which contains polychlorinated biphenyls (PCBs), per-and polyfluoroalkyl substances (PFAS), asbestos or urea formaldehyde foam insulation.

c) "**Environmental Consultant"** shall mean a consultant selected by Landlord to evaluate potential Releases of Hazardous Materials and/or compliance with Environmental Laws and Environmental Permits.

d) **"Environmental Laws"** means any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, and similar items concerning (a) pollution or contamination, (b) the manufacture, processing, distribution, transport, use, treatment, storage, emission, discharge, release or threatened Release of Hazardous Materials into the environment and, (c) the protection of the environment and human health and safety, (d) environmental risk, (e) air and noise emissions, or (f) wastewater discharges, in each case including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. § 2601 et seq., Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990, the Occupational Health and Safety Act, 29 U.S.C. § 651 et seq. and all regulations promulgated thereunder and all applicable analogous state, local, and common law regulating the environmental matters specified in clauses (a) through (f) above, all as amended from time to time

e) **"Environmental Permits"** shall mean all licenses, permits, orders, approvals, plans and authorizations required under Environmental Laws.

f) **"Release"** with respect to any Authorized Hazardous Materials and/or Hazardous Materials includes, but is not limited to, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping or disposing of Hazardous Materials.

g) "**Governmental Agency or Governmental Agencies**" means all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states, counties, cities and political subdivisions thereof.

29.26.2 Limitations. Other than normal quantities of general office and cleaning supplies, or Authorized Hazardous Materials only in such quantities as set forth in Exhibit F, Tenant hereby agrees that Tenant and Tenant's officers, employees, representatives, agents, consultants,

contractors, subcontractors, successors, assigns, subtenants, concessionaires, invitees and any other occupants of the Premises (for purposes of Section 29.26, referred to collectively herein as "**Tenant's Representatives**") shall not cause, permit or suffer any Hazardous Material, to be brought upon, treated, kept, stored, disposed of, discharged, released, produced, manufactured, generated, refined or used upon, about or beneath the Premises or Building by the Tenant, or any other person without the prior written consent of Landlord. Tenant and Tenant's Representatives shall not dispose of or Release any Authorized Hazardous Materials at, from or upon the Premises, except Tenant may discharge Authorized Hazardous Materials in accordance with Section 29.26.3. From time to time during the Lease Term, Tenant may seek Landlord's approval to revise Exhibit "E" with the new Authorized Hazardous Materials. Tenant shall, prior to the Lease Commencement Date, provide to Landlord copies of the following which shall be attached as Exhibit "D": (a) a description of handling, storage, use and disposal procedures; and (b) all emergency response plans which Tenant is required to supply to local Governmental Agencies pursuant to any Environmental Laws ("Tenant's Storage and Disposal Procedures for Authorized Hazardous Materials"). Tenant shall not install, operate or maintain any above or below grade tank, sump, pit, pond, lagoon or other storage or treatment vessel or device on the Premises or Building without Landlord's prior written consent which may be withheld in Landlord's sole, but reasonable, discretion.

29.26.3 Use of Premises by Tenant. With regard to Tenant's use of the Premises all of the following shall apply: (i) Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all Environmental Permits for the storage or use by Tenant or any of Tenant's Representatives of Authorized Hazardous Materials on the Premises, including without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Premises and Tenant shall provide a copy of any such Environmental Permits to Landlord, (ii) Tenant and Tenant's Representatives shall comply with any storage, protective and/or containment requirements for any Authorized Hazardous Materials as required under Environmental Laws, (iii) Tenant shall not cause, permit or suffer the existence or the commission by Tenant's Representatives of a violation of any Environmental Laws or Environmental Permits upon, about or beneath the Premises, (iv) Tenant and Tenant's Representatives shall not Release any Authorized Hazardous Materials at the Premises except in accordance and full compliance with Tenant's Environmental Permits and Environmental Laws, (v) Tenant shall comply with any Environmental Laws associated with the transportation, storage, use and disposal of Authorized Hazardous Materials.

29.26.4 Remediation. If at any time during the Term there is a Release of Authorized Hazardous Materials or Hazardous Materials caused by the act or omission of Tenant or Tenant's Representatives ("**Tenant's Contamination**"), except for a Release of Authorized Hazardous Materials in accordance and full compliance with Tenant's Environmental Permits and Environmental Laws, then Tenant, at Tenant's sole cost and expense, shall promptly and diligently remediate such Tenant's Contamination from the Premises, the Building or the groundwater underlying the Premises or the Building to: a) the extent required to comply with applicable Environmental Laws; and b) to restore the Premises to as near of condition as reasonably practicable to the condition that existed prior to such Release. Tenant shall not take any required remedial action in response to any Tenant's Contamination in or about the Premises or the Property, or enter into any settlement agreement, consent, decree or other compromise in respect to any claims relating to any Tenant's Contamination without first obtaining the prior written consent of

Landlord, which may be subject to reasonable conditions imposed by Landlord as determined in Landlord's reasonable discretion, provided, however, Landlord's prior written consent shall not be necessary in the event that the presence of Tenant's Contamination on, under or about the Premises or the Property (i) poses an immediate threat to the health, safety or welfare of any individual, or (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord's consent before taking such action. In response to Tenant's Contamination, Tenant shall prepare a remediation plan that complies with all Environmental Laws and the provisions of this Lease, and Tenant shall obtain Landlord's approval of such remediation plan. In addition to all other rights and remedies of the Landlord hereunder, if Tenant does not promptly and diligently take all steps to prepare and obtain all necessary approvals of a remediation plan for any Tenant's Contamination, and thereafter commence the required remediation of any Authorized Hazardous Materials and/or Hazardous Materials released or discharged in connection with Tenant's Contamination within thirty (30) days after all necessary approvals and consents have been obtained, and thereafter continue to perform such remediation to completion in accordance with an approved remediation plan, then Landlord, after providing ten (10) days prior written notice to Tenant, shall have the right, but not the obligation, to cause such remediation to be accomplished, and Tenant shall reimburse Landlord within fifteen (15) business days of Landlord's demand for reimbursement of all amounts reasonably paid by Landlord (together with interest on such amounts at the highest lawful rate until paid), when such demand is accompanied by reasonable proof of payment by Landlord of the amounts demanded. Tenant shall promptly deliver to Landlord, legible copies of hazardous waste manifests reflecting the legal and proper disposal of all Authorized Hazardous Materials and/or Hazardous Materials removed from the Premises or the Building as part of Tenant's remediation of any Tenant's Contamination.

29.26.5 Disposition of Hazardous Materials. Except as discharged into the sanitary sewer in strict accordance and conformity with Section 28.25.3 herein and all applicable Environmental Laws, Tenant shall cause any and all Authorized Hazardous Materials removed by Tenant from the Premises and the Building (including without limitation all Authorized Hazardous Materials and/or Hazardous Materials removed from the Premises as part of the required remediation of Tenant's Contamination) to be removed and transported solely by duly licensed haulers to duly licensed facilities for recycling or final disposal of such materials and wastes. For any Authorized Hazardous Materials and/or Hazardous Materials removed by Tenant, Tenant is and shall be deemed to be the "operator" as such term is used in the Environmental Laws, of all Authorized Hazardous Materials and/or Hazardous Materials and any wastes generated or resulting therefrom. Tenant shall be designated as the "generator," as such terms are used in the Environmental Laws, on all manifests relating to such Authorized Hazardous Materials and/or Hazardous Materials or wastes.

29.26.6 Right to Inspect. Landlord shall have the right in its sole and absolute discretion, but not the duty, to enter and conduct an inspection of the Premises, including the performance of invasive tests, at any reasonable time and, if a scheduled walkthrough, upon at least forty-eight hours prior written notice for invasive testing (provided, however, no notice shall be required if Landlord, in its commercially reasonable opinion, believes there is a violation of this Section 29.26 by Tenant or Tenant's Representatives) to determine whether Tenant is complying with the terms of this Lease, including but not limited to the compliance of the Premises and Tenant's activities thereon with Environmental Laws, Environmental Permits, the requirements set forth in Exhibit D or the existence of a potential or actual Release of Authorized Hazardous

Materials and/or Hazardous Materials on or from the Premises. Landlord shall have the right, but not the duty, to retain any Environmental Consultant to enter the Premises to conduct such an inspection or to review any report prepared by or for Tenant concerning such compliance. The cost of the Environmental Consultant shall be paid by Landlord unless such investigation discloses a violation of any Environmental Laws or a breach of the terms of Section 29.26 of the Lease by the Tenant or Tenant's Representatives or the Release of a Authorized Hazardous Materials and/or Hazardous Material upon, about or beneath the Premises (or any other property) caused by the activities or negligence of the Tenant or Tenant's Representatives, in which case Tenant shall pay the cost of the Environmental Consultant. Tenant hereby grants to Landlord, and Landlord's agents, employees, Environmental Consultants and contractors the right to enter the Property and to perform such tests on the Property as is reasonably necessary to conduct such reviews and investigations, subject to the notice requirement set forth in this paragraph. Landlord shall use commercially reasonable efforts to minimize interference with the business of Tenant.

29.26.7 Notice of Hazardous Materials Matters. Upon receipt by Tenant of actual knowledge, Tenant shall immediately notify Landlord in writing of: (i) any enforcement, clean up, removal or other Governmental Agency or regulatory action instituted, contemplated or threatened concerning the use of the Premises by Tenant or Tenant's Representatives pursuant to any Environmental Laws; (ii) any claim made or threatened by any person against the Tenant or the Premises based upon Tenant's or Tenant's Representatives use of the Premises relating to damage contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Authorized Hazardous Materials and/or Hazardous Materials on or about the Premises; (iii) any reports made to any environmental agency arising out of or in connection with any Authorized Hazardous Materials and/or Hazardous Materials in or removed from the Premises by Tenant or Tenant's Representatives including any complaints, notices, warnings or asserted violations in connection therewith; and (iv) any Release by Tenant or Tenant's Representatives of any Authorized Hazardous Materials and/or Hazardous Materials in, on, under or about the Premises, the Building, or any portion thereof. Tenant shall also supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, with copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to Tenant's use of the Premises or the Property.

29.26.8 Environmental Indemnification. Tenant shall indemnify, defend (by counsel reasonably acceptable by Landlord) and hold harmless Landlord and Landlord's employees, partners, agents, successors and assigns and its directors, officers, members, partners, representatives from any and all claims, sums paid in settlement of claims, judgments, damages, cleanup costs, penalties, fines, costs, liabilities, losses and/or expenses (including, without limitation, attorneys' costs and fees and court costs) which arise during or after the Term as a result of (i) Tenant's breach of the obligations set forth herein, (ii) the Release on, about or from the Premises and/or Building of, or contamination of the Premises by, Authorized Hazardous Materials and/or Hazardous Material which are introduced at any time during the Term by Tenant or Tenant's Representatives, (iii) Tenant's or Tenant's Representatives failure to comply with any Environmental Laws or Environmental Permits and/or (iv) offsite disposal or transportation of Authorized Hazardous Materials and/or Hazardous Materials on, from, under or about the Premises or the Property by Tenant or Tenant's Representatives. This indemnity includes (A) costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political

subdivision and attorneys, consultants and experts fees; (B) additional costs required to take necessary precautions to protect against the Release of Authorized Hazardous Materials and/or Hazardous Material on, in, under or affecting the Property, Building and/or the Premises, into the air, any body of water, any other public domain or any other surrounding areas and (C) any costs incurred to comply, in connection with all or any portion of the Property, Building and/or the Premises, with all Environmental Laws. This indemnity, defense and hold harmless obligation shall survive expiration or earlier termination of this Lease.

29.27 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants.

29.28 Landlord Renovations. Except for the Improvement Work, it is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. However, Tenant acknowledges that in the future Landlord may renovate, improve, alter, or modify (collectively, the "Renovations") the Building, Premises, and/or Property, including without limitation the Common Areas, systems and equipment, roof, and structural portions of the same. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Property, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions in connection with such Renovations.

29.29 Asbestos Disclosures. Tenant acknowledges that Landlord has advised Tenant that the Property contains or, because of its age, is likely to contain, asbestos-containing materials ("ACMs"). If Tenant undertakes any Alterations or repairs to the Premises (to the extent permitted under this Lease), Tenant shall, in addition to complying with the requirements of this Lease, undertake the Alterations or repairs in a manner that avoids disturbing any ACMs present in the Property. If ACMs are likely to be disturbed in the course of such work, Tenant shall encapsulate or remove the ACMs in accordance with an approved asbestos-removal plan and otherwise in accordance with all applicable environmental laws.[16]

29.30 OFAC. Notwithstanding anything to the contrary set forth in the Lease, it shall be a material and non-curable breach and default of this Lease by Tenant, providing for Landlord's immediate termination of same upon Landlord's written notice to Tenant (at Landlord's sole and

[1] **Note to Tenant:** Please provide drawings and construction schedule for Landlord's review.

absolute discretion), if: (a) Tenant is, or was at any time, subject to sanctions of the United States government in violation of any laws, statutes, codes, rules, regulations, orders, common law or other governmental directives relating to bribery, federal corrupt practices, terrorism or money laundering, including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order") and/or the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, et. seq., the "Patriot Act"), as may be amended or supplemented from time to time; and/or (b) Tenant is, or ever was at any time, a "Prohibited Person", which term is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions, of the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering law, including the Executive Order and/or the Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; (v) a person or entity that is named as a "specially designated national and/or blocked person" on the most-current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other official replacement publication of such list.

[Signatures appear on following page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"LANDLORD"

Austin TX I SGF, LLC,
a Delaware limited liability company

By: *[signature]*
Name: Patrick McGarry
Title: VP & Authorized Signor

COMMONWEALTH/STATE OF ILLINOIS
COUNTY OF COOK

On this 13 day of OCTOBER, 2022, before me, the undersigned notary public, personally appeared PATRICK McGARRY, provided to me through satisfactory evidence of identification, which was PERSONALLY KNOWN, to be the person whose name signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose, as AUTHORIZED SIGNATORY of AUSTIN TX I SGT, LLC.

[signature]
Notary Public
[Seal]

CYNTHIA L TURNBOW
Official Seal
Notary Public - State of Illinois
My Commission Expires Oct 1, 2024

"TENANT"

ENERGY EXPLORATION TECHNOLOGIES, INC., a Puerto Rico company

DocuSigned by:
00D71C3A482B454...

By:________________________
Name: Teague Egan
Title: Chief Executive Officer

[Seal]

EXHIBIT A

OUTLINE OF PREMISES

EXHIBIT B

IMPROVEMENT WORK

This Work Letter ("Tenant Work Letter") shall set forth the terms and conditions relating to the Tenant Improvements, as defined by the Lease. Supplementing the provisions of the Lease, but without limiting those provisions, Landlord and Tenant agree as follows with respect to the Tenant Improvements to be installed in the Premises by Tenant.

1. DEFINITIONS. THE FOLLOWING DEFINED TERMS USED IN THIS WORK LETTER SHALL HAVE THE MEANINGS SET FORTH BELOW. UNLESS PROVIDED TO THE CONTRARY HEREIN, ANY OTHER CAPITALIZED TERM THAT IS NOT DEFINED IN THIS WORK LETTER SHALL HAVE THE MEANING GIVEN TO THAT TERM IN THE LEASE.

1.1"Approved Design and Construction Schedule" shall have the meaning set forth in Section 2 hereof.

1.2 "Approved Working Drawings" shall have the meaning set forth in Section 3(b) hereof.

1.3 "Cost Proposal" shall have the meaning set forth in Section 5(a) hereof.

1.4 "Days" shall mean and refer to, unless otherwise indicated, calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

1.5 "Draw Request" shall have the meaning set forth in Section 8(c) hereof.

1.6 "Excess Costs" shall have the meaning set forth in Section 8(b) hereof.

1.7 "Landlord Party" or "Landlord Parties" shall mean Landlord, or any of its agents, employees, or contractors.

1.8 "Material Building Impact" shall mean that a proposed improvement: (i) adversely affects the structural integrity of the Building, including applicable floor loading capacity; (ii) adversely affects any of the structural portions of the Building, the public restrooms, the Building HVAC, mechanical, electrical, plumbing and fire and life safety systems and equipment (including without limitation fire alarms and sprinkler systems (collectively, the "Systems"), the Common Areas, or any other tenant space (whether or not currently occupied); (iii) fails to fully comply with applicable laws and regulations, (iv) affects the exterior appearance of the Building (except for any signage permitted pursuant to other provisions of the Lease): (e) provides for improvements which do not meet or exceed a first-class standard for buildings of a similar size and character in the jurisdiction with the Building is located; or [(f) involves any installation on the roof, or otherwise affects the roof, roof membrane, or any warranties regarding either of them.

1.9 "Permits" shall have the meaning set forth in Section 5(a) hereof.

1.10 "Proposed Design and Construction Schedule" shall have the meaning set forth in Section 2 hereof.

1.11 "Punch List Work" shall mean those minor corrections of construction or decoration details, and minor mechanical adjustments, that are required to cause any applicable portion of the Tenant Improvements as constructed to conform to the Approved Plans in all material respects and that do not materially interfere with Tenant's use or occupancy of the Building and the Premises.

1.12 "Space Plan" shall have the meaning set forth in Section 3(a) hereof.

1.13 "Substantial Completion" of the Tenant Improvement Work shall be deemed to have occurred on the date that: (i) Tenant's architect and contractor shall certify to Landlord that all Tenant Improvement Work has been performed in accordance with the Approved Working Drawings and this Work Letter, other than any Punch List Work; and (ii) Tenant has obtained and delivered to Landlord a permanent or temporary certificate of occupancy with respect to the Premises.

1.14 "Systems" shall have the meaning set forth in Section 1(h) hereof.

1.15 "Tenant Allowance" shall be Twenty-Five Dollars and 00/100 ($25.00) per rentable square foot of the Premises (i.e., up to Nine Hundred Thousand Dollars and 00/100 ($900,000.00) based on 36,000 rentable square feet of the Premises).

1.16 "Tenant Improvements" shall mean the leasehold improvements to the Premises to be made by Tenant pursuant to this Work Letter.

1.17 "Tenant Improvement Work" shall mean all work necessary and appropriate to complete the Tenant Improvements in accordance with this Work Letter and the Lease.

1.18 "Tenant Party" or "Tenant Parties" shall mean any employees, agents, contractors, consultants, subcontractors, mechanics, suppliers and invitees of Tenant, whether or not directly employed by Tenant, each of whom shall be reasonably approved by Landlord before they may work in the Building.

1.19 "Tenant's Contractor" shall have the meaning set forth in Section 4 hereof.

1.20 "Working Drawings" shall have the meaning set forth in Section 2(a) hereof.

2. <u>SCHEDULE</u>. PROMPTLY FOLLOWING LANDLORD'S RECEIPT OF TENANT'S NOTICE OF ITS ELECTION TO UTILIZE THE TENANT ALLOWANCE PURSUANT TO THIS AMENDMENT, TENANT SHALL DELIVER TO LANDLORD A SCHEDULE SHOWING A PROPOSED TIMETABLE FOR THE PLANNING, PERMITTING, BIDDING, CONSTRUCTION, AND SUBSTANTIAL COMPLETION OF THE TENANT IMPROVEMENTS (THE "PROPOSED DESIGN AND CONSTRUCTION SCHEDULE"). LANDLORD HAS THE RIGHT TO APPROVE OR DISAPPROVE THE

PROPOSED DESIGN AND CONSTRUCTION SCHEDULE, SUCH APPROVAL NOT TO BE UNREASONABLY WITHHELD, CONDITIONED, OR DELAYED. TENANT SHALL REVISE THE PROPOSED DESIGN AND CONSTRUCTION SCHEDULE TO INCORPORATE CHANGES REASONABLY REQUESTED BY LANDLORD. UPON LANDLORD'S AND TENANT'S APPROVAL OF THE PROPOSED DESIGN AND CONSTRUCTION SCHEDULE, INCLUDING ANY AGREED CHANGES PURSUANT TO SECTIONS 7 AND 8, THE SAME SHALL BE KNOWN AS THE "APPROVED DESIGN AND CONSTRUCTION SCHEDULE".[1]

3. PLAN APPROVAL.

3.1 Promptly following Landlord's receipt of Tenant's notice of its election to utilize the Tenant Allowance, Landlord and Tenant shall agree on the scope of the Tenant Improvements to be performed by Tenant and detailed space plans (collectively, the "Space Plan") for the construction of the Tenant Improvements. Additionally, Landlord shall fund an initial test fit for Tenant at Landlord's cost, not to exceed $3,600.00.

3.2 Promptly following approval of the Space Plan by Landlord and Tenant, Tenant shall cause its architect and engineers to prepare and deliver to Landlord detailed specifications and engineered working drawings for the Tenant Improvements shown on the Space Plan (the "Working Drawings"). Tenant shall be solely responsible for ensuring that the Working Drawings reflect Tenant's requirements for the Tenant Improvements.

3.3 Landlord shall approve or disapprove the Working Drawings within ten (10) days after receipt, such approval not to be unreasonably withheld, conditioned or delayed, provided that Landlord may disapprove the Working Drawings to the extent such Working Drawings (i) are inconsistent with the Space Plan, and/or (ii) have a Material Building Impact. Landlord shall deliver to Tenant, within such 10-day period, specific revisions proposed by Landlord which will make the Working Drawings consistent with the Space Plan and the Systems. If any such revisions are timely and properly proposed by Landlord, Tenant shall cause Tenant's architect and/or engineer to revise the Working Drawings to incorporate such revisions and submit the same for Landlord's approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord's and Tenant's approval of the Working Drawings, including any agreed changes pursuant to Sections 6 and 7 of this Work Letter, the same shall be known as the "Approved Working Drawings".

4. TENANT'S PROFESSIONALS AND CONTRACTORS.

4.1 Tenant shall appoint architects, engineers, space planners, and other professionals necessary or appropriate to design the Tenant Improvements, which appointments shall be subject to Landlord's prior approval, not to be unreasonably withheld, conditioned, or delayed.

[1] **Note to Tenant:** Please provide drawings and construction schedule for Landlord's review.

4.2 Tenant shall select a contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Approved Design and Construction Schedule ("Tenant's Contractor"). Landlord pre-approves [_________] as Tenant's Contractor. Tenant may select a different contractor and subcontractors subject to Landlord's prior approval, not to be unreasonably withheld, conditioned, or delayed. Landlord may reasonably withhold approval of a contractor that: (i) does not have trade references reasonably acceptable to Landlord; (ii) does not maintain insurance as required pursuant to the terms of the Lease; (iii) does not have the ability to be bonded for the Tenant Improvement Work in an amount of no less than 150% of the total estimated cost of the Tenant Improvements; (iv) does not provide current financial statements reasonably acceptable to Landlord; or (v) is not licensed as a contractor in the state and municipality in which the Premises is located. Further, Tenant shall provide Landlord with a list of all proposed subcontractors, and Landlord shall have the right to reasonably approve or disapprove all proposed subcontractors. Tenant shall ensure that the Tenant's Contractor only contracts with the subcontractors and suppliers approved in writing by both Landlord and Tenant.

5. **COST ESTIMATE.**

5.1 Before starting construction of the Initial Tenant Improvements, Tenant shall provide Landlord with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of the Tenant Improvement Work (the "Cost Proposal"). The Cost Proposal shall be provided to Landlord on an open book basis (i.e., Tenant shall make available to Landlord the economic terms of the construction agreement with Tenant's Contractor (including, without limitation, the cost of labor and materials, contractor fees, and permit fees), as well as all bids received by Tenant for the Tenant Improvement Work, and reasonable documentation supporting Tenant's estimate of plan preparation costs and all other costs of the Tenant Improvement Work).

5.2 Within ten (10) days of the receipt of the Cost Proposal, Landlord shall either: (i) approve the Cost Proposal; or (ii) disapprove specific items and submit to Tenant revisions to the Approved Working Drawings to reflect deletions of and/or substitutions for such disapproved items. If Tenant agrees to the proposed revisions: (A) Tenant shall have the Working Drawings revised in accordance with the approved revisions; and (B) Tenant shall submit a revised Cost Proposal to Landlord. If any such revisions are timely and properly proposed by Landlord, Tenant shall cause Tenant's architect and/or engineer to revise the Cost Proposal to incorporate such revisions and submit the same for Landlord's approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Cost Proposal until the same are finally approved by Landlord and Tenant.

5.3 Upon Landlord's approval of the Cost Proposal, Tenant will have the right to purchase all materials set forth in the Cost Proposal and to promptly commence the construction of the Initial Tenant Improvements in accordance with the Approved Working Drawings.

6. **PERFORMANCE OF THE TENANT IMPROVEMENT WORK.**

6.1 Tenant shall cause Tenant's Contractor to obtain all applicable building permits and licenses required for construction of the Tenant Improvements (collectively, the "Permits"). Landlord shall reasonably cooperate with Tenant to execute documents and facilitate the application for all Permits. Tenant shall provide Landlord with copies of all Permits upon receipt.

6.2 If any governmental authority issuing Permits for the construction of the Tenant Improvements shall impose terms or conditions upon the construction thereof that : (i) are inconsistent with Landlord's or Tenant's obligations hereunder, (ii) increase the cost of constructing the Tenant Improvements, or (iii) will materially delay the construction of the Tenant Improvements, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

6.3 Promptly after issuance of the Permits, Tenant shall diligently and continuously perform the Tenant Improvement Work to achieve Substantial Completion in full compliance with the Approved Working Drawings, the Approved Design and Construction Schedule, and this Work Letter.

6.4 Tenant shall perform the Tenant Improvement Work in a safe and lawful manner. Tenant shall comply with all applicable laws and all Permits issued in connection with the performance of the Tenant Improvement Work. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency, or department shall be promptly repaired or replaced by Tenant.

6.5 Before starting the Tenant Improvement Work, Tenant shall deliver to Landlord certificates of insurance from Tenant's Contractor evidencing the liability coverages required for all contractors pursuant to the terms, provisions, and requirements of the Lease.

6.6 Tenant and its agents, employees and contractors shall comply with Landlord's construction rules, as instituted from time to time.

6.7 Any Tenant Improvement Work to be performed in areas outside of the Premises shall be performed only after obtaining Landlord's express written permission, which shall not be unreasonably withheld, conditioned, or delayed, and shall be done only if an agent or employee of Landlord is present. Tenant shall reimburse Landlord for the expense of any such agent or employee.

6.8 Within ten (10) days after Substantial Completion of the Tenant Improvement Work, representatives of Tenant and Landlord will conduct a walk-through inspection of the Premises and shall agree on a written list of Punch-List Work, which Tenant will thereafter diligently complete.

7. CHANGE REQUESTS. NO CHANGES TO THE APPROVED WORKING DRAWINGS OR THE AGREED COST PROPOSAL MAY BE MADE WITHOUT THE PRIOR WRITTEN CONSENT OF LANDLORD, NOT TO BE UNREASONABLY

WITHHELD, CONDITIONED OR DELAYED, PROVIDED THAT IF TENANT REQUESTS A CHANGE TO THE APPROVED WORKING DRAWINGS THAT INCREASES THE AGREED COST PROPOSAL, LANDLORD SHALL NOT BE OBLIGATED TO MAKE SUCH CHANGE UNLESS TENANT AGREES IN WRITING TO PAY ANY SUCH INCREASE IN COSTS IN ACCORDANCE WITH SECTION 8. IF ANY OF THE PERMITS MUST BE MODIFIED OR REPLACED AS A RESULT OF SUCH CHANGE, TENANT SHALL PROMPTLY PROVIDE LANDLORD WITH A COPY OF SUCH MODIFIED OR REPLACED PERMITS.

8. COST ALLOCATION.

8.1 Landlord shall pay the costs of the Tenant Improvement Work in an amount up to, but not exceeding, the Tenant Allowance. Tenant shall not be entitled to receive (in cash or as a credit against any rental or otherwise) any portion of the Tenant Allowance not used to pay for the costs of the design, permitting, and construction of the Tenant Improvements. In no event shall Landlord be obligated to pay for, nor shall the Tenant Allowance be used to pay for, the costs of any of Tenant's furniture, computer systems, telephone systems, equipment, or other personal property (whether or not such items may be depicted on the Approved Working Drawings), and the cost of such items shall be paid for by Tenant from Tenant's own funds.

8.2 If the final costs for the Tenant Improvement Work exceed the Tenant Allowance, those excess costs ("Excess Costs") shall be paid by Tenant. Provided this Lease is in full force and effect, and Tenant is not in default thereunder beyond any applicable notice and cure period, Landlord shall pay the Tenant Allowance to Tenant consistent with the terms and conditions of this Section.

8.3 The Tenant Allowance shall be payable to Tenant upon written requisition in one lump sum following Substantial Completion. Prior to the release of the Tenant Allowance, Tenant shall deliver to Landlord:

8.3.1 paid invoices for the Tenant Improvement Work performed;

8.3.2 "as built" drawings showing all of the Tenant Improvement Work;

8.3.3 a detailed breakdown of Tenant's final and total construction costs, together with receipted invoices showing payment thereof;

8.3.4 a certificate signed by Tenant's architect and/or engineer certifying that the Tenant Improvement Work represented by the aforesaid invoices has been satisfactorily completed in accordance with the Approved Working Drawings; and

8.3.5 a copy of a certificate of occupancy or temporary certificate of occupancy required with respect to the Premises, if applicable, together with all licenses, certificates, Permits, and other government authorizations necessary in connection with Tenant Improvement Work.

8.3.6 lien waivers by the Tenant's Contractor and all subcontractors for Tenant Improvement Work covered.

Upon Landlord's receipt and approval of the above items, Landlord shall pay the applicable portion of the Tenant Allowance within ten (10) days, unless Landlord notifies Tenant, in writing, of its rejection (and the reasons therefor) of any or all of the items submitted, in which event Landlord shall pay the applicable portion of the Tenant Allowance within ten (10) days of receipt of all reasonably required materials.

9. MISCELLANEOUS.

9.1 All Tenant Improvements and other work and installations performed by Landlord pursuant to this Work Letter shall be deemed Landlord's property under the terms of the Lease.

9.2 Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic's, materialmen's, other liens, or encumbrances arising out of the performance of the Tenant Improvement Work.

9.3 Tenant hereby indemnifies and agrees to defend and hold Landlord and all Landlord Parties harmless from and against any and all suits, claims, actions, losses, costs, or expenses of any nature whatsoever, together with reasonable attorneys' fees for counsel of Landlord's choice, arising out of or in connection with the Tenant Improvement Work (including, but not limited to, claims for breach of warranty, worker's compensation, personal injury, or property damage, and any materialmen's and mechanic's liens); provided, however, such indemnity obligation of Tenant shall not apply to the extent such claims, actions, losses, costs, or expenses arise due to the negligence or willful misconduct of Landlord or any Landlord Party.

9.4 Landlord agrees to reasonably cooperate with Tenant's completion of the Tenant Improvements including, without limitation, the operation of the Building and the orderly scheduling of maintenance and repairs in effort to avoid or minimize any interference therewith.

9.5 All Tenant Improvements to be performed by Tenant and any installations in the Premises as set forth in the Approved Working Drawings or otherwise shall use Building-standard specifications, materials, finishes, and supplies, unless otherwise specified in the Approved Working Drawings. Tenant may substitute items, materials, or finishes with other items, materials, or finishes of comparable kind and quality upon Landlord's prior written consent, not to be unreasonably withheld, conditioned or delayed.

9.6 Nothing herein contained shall be construed as (i) constituting Tenant as Landlord's agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Lease for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.

9.7 Tenant shall cause its contractor to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials, and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.

EXHIBIT C

NOTICE OF LEASE TERM DATES

To: ________________________
____
____
____

Re: Office Lease dated ______________________, 20___, between ____ ("Landlord"), and ____ ("Tenant"), concerning ________ in that certain office building located at ____.

Gentlemen:

In accordance with the Office Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1. That the Premises are Ready for Occupancy, and that the Lease Term shall commence as of _______________ for a term of ______________ ending on _______________.

2. That in accordance with the Lease, Rent commenced to accrue on ______________________.

3. If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4. Rent is due and payable in advance on the first day of each and every month during the Lease Term. Your rent checks should be made payable to ____________________________________ at ____________________________________.

5. The agreed number of rentable square feet within the Premises is _________ square feet.

6. Tenant's Share as adjusted based upon the exact number of rentable square feet within the Premises is ______%.

"Landlord":

__________________________________,
a(n) _________________________

By:_____________________________________
Name:___________________________________
Title:__________________________________

Agreed to and Accepted as
of ____________, 2022.

"Tenant":

__________________________________,
a(n) _________________________

By:_______________________________
Name:_____________________________
Title:____________________________

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

1. Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed by tenants or their officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from their respective leased premises and for going from one part of the Building to another part of the Building.

2. Plumbing fixtures and appliances shall be used only for the purpose for which constructed, and no sweepings, rubbish rags or other unsuitable material shall be thrown or placed therein. Any stoppage or damage resulting to any such fixtures or appliances from use on the part of a tenant or such tenant's officers, agents, servants and employees shall be paid by such tenant.

3. No signs, posters, advertisements, or notices shall be painted or affixed by or on behalf of any tenant on any of the exterior or common area windows or doors, or other parts of the Building, except lettering of such color, size and style and in such places, as shall be first approved in writing by the Landlord's Building manager. No nails, hooks or screws shall be driven into or inserted in any part of the Building, except by building maintenance personnel.

4. Directories may be placed by the Landlord, at Landlord's own expense in conspicuous places in the Building. No other directories shall be permitted.

5. Tenant shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will interfere with the right of, or otherwise injure, other tenants, or do anything in conflict with the valid pertinent laws, rules or regulations of any governmental authority.

6. Corridor doors, when not in use, shall be kept closed.

7. All deliveries of furniture, freight, office equipment or other materials for dispatch or receipt by Tenant must be made by licensed commercial movers via the service entrance of the Building in a manner and during hours set by Landlord from time to time. Prior approval must be obtained from the Landlord's building manager for any deliveries that might interfere with the free movement of others through the public corridors of the Building. All hand trucks shall be equipped with rubber ties and rubber side guards.

8. Each tenant shall cooperate with Building employees in keeping the Building and the Premises neat and clean.

9. Nothing shall be swept or thrown into the corridors, halls, elevator shaft or stairways. No birds or animals shall be brought into or kept in or about the Building.

10. Should a tenant require telegraphic, telephonic, enunciator or any other communication service, the Landlord will direct the electricians and installers where and how the wires are to be introduced and placed and none shall be introduced or placed except as the Landlord shall direct.

11. Tenants shall not interfere in any way with other tenants or persons having business with them.

12. Tenants shall not use or keep in the Building any inflammable or explosive fluid or substance, other than those Authorized Hazardous Materials described in the Lease and identified on Exhibit E.

13. Tenants, employees, or agents, or anyone else who desires to enter the Building after normal working hours will be required to close doors into the building behind them. Locks to such doors will not be tampered with.

14. No air conditioning unit or system or other apparatus shall be installed or used by a tenant without the prior written consent of Landlord.

15. Reference to "holidays" and "legal holidays" in the Lease to Tenant in the Building shall include the following:

January 1st	New Year's Day
Last Monday in May	Memorial Day
July 4th	Independence Day
First Monday in September	Labor Day
Fourth Thursday in November	Thanksgiving
December 25th	Christmas

16. Landlord reserves the right to rescind any of these rules as to any particular tenant or as to all tenants generally and to make such other and further rules and regulations and in the judgment of Landlord shall from time to time be needed for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and within at least ten (10) days' notice thereof given to a tenant shall be binding upon him in like manner as if originally herein prescribed. In the event of any conflict, inconsistency, or other difference between the terms and provision of these Rules and Regulations (as now or hereafter in effect) and the terms and provisions of any lease now or hereafter in effect between Landlord and any Tenant in the Building. Landlord shall

have the right to rely on the term or provision in either such lease or such Rules and Regulations which is most restrictive on such Tenant.

EXHIBIT E

AUTHORIZED HAZARDOUS MATERIALS